Exhibit 10.28

State registration No. 3231 as of “____” ______________ 2009

ADDENDUM No. 3

to the Contract as of 15 July 1997 for mining of nickel-cobalt ore at Novo-Shandashinsk and Kara-Obinsk deposits in Aktyubinsk oblast between

MINISTRY OF ENERGY AND MINERAL RESOURCES
 of the Republic of Kazakhstan

(Competent Body)

and

“Kyzyl Kain Mamyt”LLP

 (Contractor)

Astana, 2009

(English Translation)

Present addendum No. 3 to the Contract for mining of nickel-cobalt ore at Novo-Shandashinsk and Kara-Obinsk deposits in Aktyubinsk oblast of the Republic of Kazakhstan (hereafter referred to as “Contract”) was made on 9 April 2009 between the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (hereafter referred to as “Competent Body”) and “Kyzyl Kain Mamyt” (hereafter referred to as “Contract”).

PREAMBLE

Whereas:

Sub-clauses 7, 8 and 9 in clause 1 of article 63, as well as clauses 1 and 2 of article 63-2 of the Law of the Republic of Kazakhstan dated 27 January 1996, No. 2828 “On subsurface and subsurface use” provide for the obligations of the subsurface user to use the goods, works and services of the Kazakhstan origin as well as of the Kazakhstan personnel.

The Competent Body and the Contractor have agreed to make the following changes and amendments to the Contract:

1.
Section 1 “Definitions” of the Contract, shall be added clause 30 as follows: “Kazakhstan producer – individuals and legal entities of the Republic of Kazakhstan that produce the goods, perform works and render services of the Kazakhstan origin”.

2.
Section 1 “Definitions” of the Contract shall be added clause 31 as follows: “Kazakhstan origin (goods, works, services of the Kazakhstan origin) means the production (performance) on the Republic of Kazakhstan’s territory of the goods, works and services by individuals and (or) legal entities of the Republic of Kazakhstan”.

3.	“Definitions” of the Contract shall be added clause 32 as follows:
“Kazakhstan content means the percentage of annual volumes of:

– Kazakhstan personnel involved in the contract execution with breakdown by categories of the personnel with indication of the certain percentage by each category in proportion to the foreign personnel, the number of which should decrease by years when the compulsory programs for training and  further training of the Kazakhstan personnel progress;

–  the cost of the goods, equipment, works and services of the Kazakhstan origin purchased both directly and on subcontracts of the total cost of the goods, equipment, works and services of the contractor.

4.	Article 7.2.7. in Section 7 “General rights and obligations of the parties” shall be amended as follows:

“The equipment, materials and finished products produced in the Republic of Kazakhstan must be used, provided that they comply with the requirements of the legislation of the State on the technical regulation in the following volume:

	till 2013	till 2015	from 2015
Equipment, materials and finished products	30%	40%	Not less than 50%

5.	Article 7.2.8. in Section 7 “General rights and obligations of the parties” shall be amended as follows:

“Kazakhstan  organizations must be attracted for execution of the works and services in mining of nickel-cobalt ore, including the use of air, railway, water and other types of transportation, if such services meet the standards, price and quality characteristics    of similar works and services executed by non-residents of the Republic of Kazakhstan in the following volume:

	till 2013	till 2015	from 2015
Works and services	70%	80%	90%

If in the Republic of Kazakhstan some types of services are not available, services of foreign organizations are used with consent of the authorized state body permits.”

6.	Article 7.2.9. in Section 7 “General rights and obligations of the parties” shall be amended as follows

“In mining of nickel-cobalt ore to prefer the Kazakhstan personnel and to provide for the following distribution of the Kazakhstan percentage to the number of the occupied personnel to perform works under the contract:

Personnel:	till 2013	till 2015	from 2015
Top level managers Medium level managers Specialists Skilled labour	80% 80% 90% 100%	90% 90% 100% 100%	100% 100% 100% 100%

The Contractor shall ensure the equal conditions and remuneration of labour for the Kazakhstan personnel in relation to the engaged foreign personnel, including the personnel engaged in subcontracting works”.

Other clauses of the Contract, including all appendixes, addenda and amendments to it not covered by the present Addendum remain unchanged and in effect to the full extent.

Present Addendum No. 3 is the integral part of the Contract as of 15.07.1997.

Present Addendum No. 3 is signed in Astana on 9 April 2009 by the authorized representatives of the Parties.

COMPETENT BODY                                                                           CONTRACTOR

Ministry of Energy and                                                                           “Kyzyl Kain Mamyt” LLP
Mineral Resources of the
Republic of Kazakhstan

____________________                                                                           ____________________

A.B. Batalov                                                                                                   D.S. Akhmetov

Executive Secretary                                                                                     Acting Director